Exhibit No. 99.1

EntreMed, Inc.

www.entremed.com

FOR IMMEDIATE RELEASE:

January 23, 2012

7:00 a.m. ET

EntreMed Secures $10 Million Strategic Financing

ROCKVILLE, MD – January 23, 2012 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, announced today that it has secured $10 million in financing with strategic accredited investors, including IDG-Accel China Growth Fund II L.P. (“IDG”), Emerging Technology Partners, LLC (“ETP”), and Dr. Tak W. Mak, Director of The Campbell Family Institute for Cancer Research.

The Company entered into purchase agreements with the investors, pursuant to which the Company has agreed to issue and sell to the investors convertible notes in the aggregate principal amount of $10 million. The investors also will be issued warrants covering a number of shares of common stock equal to 20% of the principal amount of the notes, divided by $1.15. The warrants are exercisable at $1.40 per share.  The closing of the transaction is anticipated to occur on or about January 27, 2012 upon the satisfaction of certain conditions.

At the closing, IDG and ETP have the right to designate in the aggregate two members of the Company’s Board of Directors.  In addition, it is expected that the Company will select an interim Chief Executive Officer.

Subject to the approval of the Company’s stockholders at the 2012 stockholder meeting, the notes will automatically and immediately convert into shares of common stock and the warrants will become exercisable.  The notes have a maturity date of August 31, 2012, bear an interest rate of 6% and will convert at a conversion price of $1.15 per share. The conversion price reflects the 10-day average closing sale price ending on January 20, 2012. The notes are not convertible, and the warrants are not exercisable, prior to receiving stockholder approval.  If stockholder approval is not obtained, the Company will be required to pay liquidated damages to the note purchasers equal to an aggregate of $1.2 million.

“We are very pleased to have the support from a group of knowledgeable investors and the validation of the potential of ENMD-2076. The proceeds from the notes will allow the Company to accelerate and expand its research and development activities, fund additional trials, initiatives and long term strategic plans,” said Michael M. Tarnow, the Company’s Executive Chairman.

After deducting transaction fees and expenses, the net proceeds to the Company will be approximately $9.3 million. The convertible notes, the warrants and the common stock into which the notes and warrants are convertible have not been registered under the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws, but have been offered and sold in the United States pursuant to applicable exemptions from registration requirements under the Act and applicable state securities laws. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently in a Phase 2 trial for ovarian cancer, and preclinical and clinical activities are ongoing in assessing the compound’s applicability for other forms of cancer.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About IDG-Accel Fund

IDG-Accel Fund is a private equity investment fund focused on investment in various sectors and is managed by IDG Capital Partners, a leading investment management team in China with over 18-years of investment experience and industry knowledge.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076 and the risk that we may not be able to license it to a third party; the volatility of our common stock; our history of losses and expectation of incurring continued losses; risks relating to the need for additional capital, including the uncertainty of securing additional funding on favorable terms and the risk that we will not be able to drawdown the full amount of funding available under our standby equity distribution agreement; the need for additional funds to conduct any additional clinical trials, our dependence on royalty sharing agreement based on sales of a product, Thalomid®, that we do not control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases or develop product candidates more advanced than ENMD-2076. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

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